UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 30, 2015

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On Monday, November 30, 2015, and in accordance with an Agreement and Plan of Merger dated as of May 28, 2015 (the “Merger Agreement”), Premier Valley Bank, a California state chartered bank was merged (the “Merger”) with and into PV Acquisition Bank, a California interim bank and wholly owned subsidiary of Heartland Financial USA, Inc. (“Heartland”) and PV Acquisition Bank changed its name to “Premier Valley Bank”. As a result of the Merger, Premier Valley Bank became a wholly owned subsidiary of Heartland and each share of Premier Valley Bank common stock was converted into and exchanged for the right to receive, subject to allocation adjustments: (i) cash in the amount of $7.725 per share, or (ii) 0.2042 shares of the Heartland common stock. Under the Merger Agreement, each holder of Premier Valley Bank common stock could: (i) elect to receive Heartland common stock with respect to all of the holder’s Premier Valley Bank common stock; (ii) elect to receive cash with respect to all of such holder’s Premier Valley Bank common stock; (iii) elect to receive cash with respect to a portion of such holder’s Premier Valley Bank common stock and shares of Heartland common stock with respect to such holder’s remaining shares; or (iv) indicate that the holder made no such election with respect to the holder’s shares of Premier Valley Bank common stock. After application of the election and allocation procedures, Premier Valley Bank shareholders will receive merger consideration, in the aggregate, consisting of approximately $28.5 million in cash and 1,814,275 shares of the Heartland common stock (which were valued based on the $37.8232 per share volume weighted average closing price of heartland common stock for the 20 trading days ended November 25, 2015). The cash portion of the merger consideration was funded with cash on hand.

The issuance of the Heartland common stock in connection with the Merger, as described above, was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 (File No. 333-206548), filed with the Securities and Exchange Commission (“SEC”) and declared effective on September 25, 2015 (the “Registration Statement”). The definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement contains additional information about the Merger and the related transactions.

As of September 30, 2015, Premier Valley Bank had assets of approximately $683 million, loans outstanding of $414 million and deposits of $598 million. A copy of a press release announcing the acquisition is attached as Exhibit 99.1.

The Merger Agreement, which was included as Exhibit A to the Proxy Statement/Prospectus and is incorporated herein by reference, and this summary are not intended to modify or supplement any factual disclosures about  Heartland, and should not be relied upon as disclosure about Heartland without consideration of the periodic and current reports and statements that Heartland files with the Securities and Exchange Commission. The terms of the Merger Agreement govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Merger Agreement. In particular, the representations and warranties made by the parties to each other in the Merger Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. Heartland acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Item 8.01 Regulation FD Disclosure

On December 1, 2015, Heartland issued a press release announcing completion of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(a)    Financial Statements of Business Acquired
The financial statements required by Rule 3-05 of Regulation S-X will be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b)    Pro Forma Financial Information

The pro forma financial information required to be filed under this Item 9.01(b) will be filed by an amendment to this Form 8-K not later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(c)    Exhibits

2.1
Agreement and Plan of Merger, as amended, among Heartland Financial USA, Inc., PV Acquisition Bank and Premier Valley Bank, dated May 28, 2015 (incorporated by reference to Appendix A to the Proxy Statement/Prospectus included in Heartland’s Registration Statement on Form S-4 (File No. 333-206548).

99.1    Press Release Dated December 1, 2105

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2015	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Executive Vice President
Chief Financial Officer